UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

THE NECESSITY RETAIL REIT, INC.

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC

Blackwells Onshore I LLC

Jason Aintabi

Related Fund Management, LLC

Jim Lozier

Richard O’Toole

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

On December 19, 2022, Blackwells Capital LLC issued the following press release, a copy of which is filed as Exhibit 1.

Exhibit 1

Blackwells Capital Announces Lawsuit Against Global Net Lease Inc. and The Necessity Retail REIT Inc.

Rejections of Blackwells’ Nominations Are an Attempt by the Boards and External Manager AR Global to Deny Stockholders the Right to Conflict-Free, Independent Directors

The Boards’ Perfidious Interpretation of Recent Bylaw Amendments and Reliance on Other False Pretenses to Reject Nominations Are a Continued Affront to Long-Suffering Stockholders

NEW YORK, December 19, 2022 -- Blackwells Capital LLC (together with its affiliates “Blackwells” or “we”), today announced the filing of a complaint in Maryland state court against Global Net Lease Inc. (NYSE: GNL) (“Global Net Lease” or “GNL”) and The Necessity Retail REIT Inc. (NASDAQ: RTL) (“Necessity Retail REIT” or “RTL”). The lawsuit was filed in response to each company’s meritless rejection of Blackwells’ director candidate nominations.

Jason Aintabi, Chief Investment Officer of Blackwells, said “The Boards of GNL and RTL are grasping at straws to keep stockholders from having a voice in the direction of these public companies. By relying on a guileful interpretation of recent bylaw amendments, and by fabricating other pretexts to reject our valid nomination notices, these Boards seem to be acting only as marionettes to help AR Global with its sordid bidding.”

Mr. Aintabi continued, “Under the stewardship of AR Global, GNL and RTL have seen their share prices decline by negative 61% and negative 57% respectively1, and have dramatically underperformed the U.S Diversified REIT Index returns by 110% and 71% respectively. During the same periods, AR Global collected a jaw-dropping $838 million dollars in compensation, fees and general and administrative expenses from the companies. While market capitalization at GNL and RTL have gone down in excess of $3.3 billion dollars. It is of little wonder that AR Global is now fighting against stockholder democracy with such zest to protect their golden geese.”

Seemingly reactionary bylaw amendments appear to be part of a bad faith effort by AR Global to suffocate any meaningful stockholder participation in the governance of GNL and RTL.

In July 2022, GNL and RTL, along with Healthcare Trust, Inc. and New York City REIT, Inc., four entities externally managed by AR Global, amended their respective bylaws to state that the Boards shall have “up to” two “managing directors” – meaning individuals designated by AR Global. Although the bylaw amendments plainly set a maximum number of “managing directors” rather than a minimum number, GNL and RTL now want to interpret them as providing AR Global and its affiliates with sole and exclusive discretion to appoint two directors to the Boards, effectively trampling stockholders’ rights.

If the bylaw amendments did what GNL and RTL duplicitously suggest they do, it would mean that AR Global has an ability – which no other stockholder has – to install directors through an uncontested election. Stockholders must not allow for that possibility, nor for the possibility that GNL and RTL created a “trojan horse bylaw amendment” to give AR Global disguised governance rights.

AR Global has a long history of fostering egregious corporate governance practices and using corporate resources to line its own pockets at the expense of stockholders.

AR Global is the successor to AR Capital, which has faced extensive regulatory scrutiny and a $1 billion lawsuit accusing it of defrauding investors.2 AR Global and its affiliates have been embroiled in fraud lawsuits for decades and have settled an explosive lawsuit brought by the Securities and Exchange Commission that accused the defendants of misconduct including wrongfully obtaining fees and failing to disclose conflicted compensation structures to stockholders.

[1]	Does not include equity issuances or dividends

[2]	Source: https://www.reuters.com/article/us-vereit-american-realty-settlement-idUSKBN1WF2AX

It is equally notable that the recent bylaw amendments at GNL and RTL follow two consecutive annual meetings at which every director candidate put forward by GNL received an overwhelming number of “AGAINST” or “WITHHOLD” votes. Subsequently, every director candidate failed to win majority support from GNL stockholders. Additionally, RTL has also failed to respond to directors’ lack of majority support in 2021.

GNL, RTL and AR Global are now attempting to use these bylaw adjustments to prevent stockholders from voting for Blackwells’ two qualified nominees, Richard O’Toole and Jim Lozier, who would improve governance, hold the External Manager and the Company accountable, and support efforts to maximize value for stockholders. Blackwells’ nominees will work on behalf of all stockholders, not just those who benefit from their association with AR Global.

Mr. Aintabi concluded, “The time has come for Nicholas Schorsch and AR Global’s seedy game of corporate piracy and boardroom shenanigans to end. And if it takes a lawsuit to force them to that point, so be it. Their continued self-enrichment in the face of disastrous shareholder returns is, in and of itself, an affront to basic corporate responsibility. When adding the long history of alarming behavior connected with AR Global, AR Capital and Mr. Schorsch to the Companies’ febrile attempt to dismiss Blackwells’ nominees - who are committed to resolving the significant governance and underperformance issues at GNL and RTL - the result is a slap in the face of all stockholders. 3”

Blackwells calls on GNL and RTL to immediately accept its nominations and end the value destructive entrenchment of their External Manager, AR Global, so that this conflicted and deplorably performing enterprise is forced to face what they know is enemy number one: the ballot box.

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including stockholders, employees and communities. Blackwells’ investments in real estate have ranged from property development and management to REITs and adjacent real estate activities, including financing, origination, and managing real estate backed securities, including direct mezzanine and equity investments. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com.

IMPORTANT ADDITIONAL INFORMATION

Blackwells Onshore I LLC, Blackwells Capital LLC, Related Fund Management, LLC, Jason Aintabi, Richard O’Toole and James L. Lozier (collectively, the “GNL Participants”) are participants in the solicitation of proxies from the stockholders of GNL in connection with the 2023 annual meeting of stockholders (the “2023 GNL Annual Meeting”). The GNL Participants intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying WHITE universal proxy card to be used in connection with any such solicitation of proxies from GNL’s stockholders for the 2023 GNL Annual Meeting. BLACKWELLS STRONGLY ADVISES All stockholders of GNL to read the definitive proxy statement, the accompanying WHITE universal proxy card and other documents related to the solicitation of proxies by the GNL Participants when they become available as they will contain important information, including additional information related to the GNL Participants and their direct or indirect interests, by security holdings or otherwise. The definitive proxy statement and an accompanying WHITE universal proxy card will be furnished to some or all of GNL’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the GNL Participants will provide copies of the proxy statement without charge, when available, upon request. Requests for copies should be directed to Blackwells Onshore I LLC.

[3]	See SEC v. AR Capital, LLC, et al. Case No. 19-cv-06603 (S.D.N.Y.); https://www.sec.gov/news/press-release/2019-133

Blackwells Onshore I LLC, Blackwells Capital LLC, Related Fund Management, LLC, Jason Aintabi, Richard O’Toole and James L. Lozier (collectively, the “RTL Participants”) are participants in the solicitation of proxies from the stockholders of RTL in connection with the 2023 annual meeting of stockholders (the “2023 RTL Annual Meeting”). The RTL Participants intend to file with the SEC a definitive proxy statement and accompanying WHITE universal proxy card to be used in connection with any such solicitation of proxies from RTL’s stockholders for the 2023 RTL Annual Meeting. BLACKWELLS STRONGLY ADVISES All stockholders of RTL to read the definitive proxy statement, the accompanying WHITE universal proxy card and other documents related to the solicitation of proxies by the RTL Participants when they become available as they will contain important information, including additional information related to the RTL Participants and their direct or indirect interests, by security holdings or otherwise. The definitive proxy statement and an accompanying WHITE universal proxy card will be furnished to some or all of RTL’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the RTL Participants will provide copies of the proxy statement without charge, when available, upon request. Requests for copies should be directed to Blackwells Onshore I LLC.

Certain Information Regarding the GNL Participants

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the participants in the proxy solicitation of GNL’s stockholders are: Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Related Fund Management, LLC, Richard O’Toole and James L. Lozier. As of the date hereof, Blackwells Onshore I LLC owns 100 shares of common stock, $0.01 par value per share of GNL (“GNL Common Stock”), Blackwells Capital LLC owns 225,000 shares of GNL Common Stock, Mr. Aintabi beneficially owns 245,100 shares of GNL Common Stock and Related Fund Management, LLC beneficially owns 1,679,232 shares of GNL Common Stock. As of the date hereof, Messrs. Lozier and O’Toole do not own any shares of GNL Common Stock. The GNL Participants own an aggregate of 1,924,332 shares of GNL Common Stock.

Certain Information Regarding the RTL Participants

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the participants in the proxy solicitation of RTL’s stockholders are: Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Related Fund Management, LLC, Richard O’Toole and James L. Lozier. As of the date hereof, Blackwells Onshore I LLC owns 100 shares of common stock, $0.01 par value per share of RTL (“RTL Common Stock”) and Mr. Aintabi beneficially owns 100 shares of RTL Common Stock. As of the date hereof, Blackwells Capital LLC, Related Fund Management, LLC, Mr. Lozier and Mr. O’Toole do not own any shares of RTL Common Stock. The RTL Participants own an aggregate of 100 shares of RTL Common Stock.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Blackwells disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts

Gagnier Communications

Dan Gagnier

646-569-5897

blackwells@gagnierfc.com

Longacre Square Partners

Rebecca Kral

973-580-6548

blackwells@longacresquare.com